Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE MIDDLE DISTRICT OF TENNESSEE
NASHVILLE DIVISION

IN RE:

NU-KOTE HOLDING, INC.

NU-KOTE IMPERIAL, LTD.

NU-KOTE INTERNATIONAL, INC.

NU-KOTE IMAGING INTERNATIONAL,
          INC.

INTERNATIONAL COMMUNICATION
          MATERIALS, INC.

FUTURE GRAPHICS, INC.

NU-KOTE LATIN AMERICA, INC.

          DEBTORS

§ § § § § § § § § § § § § § § § § § §	JOINTLY ADMINISTERED AND SUBSTANTIVELY CONSOLI-DATED UNDER CASE NO. 398-10600 CHAPTER 11 Judge Keith M. Lundin

THIRD AMENDED JOINT PLAN OF REORGANIZATION FOR NU-KOTE
(Dated: September 8, 2000)

          Nu-kote Holding, Inc. ("Holding"), Nu-kote Imperial, Ltd. ("Imperial"), Nu-kote International, Inc. ("International"), Nu-kote Imaging International, Inc. ("Imaging"), International Communication Materials, Inc. ("ICMI"), Future Graphics, Inc. ("Future Graphics"), and Nu-kote Latin America, Inc. ("Latin America"), Debtors and Debtors-in-Possession (collectively, "Nu-kote" or the "Debtors"), Nu-kote Acquisition Corporation ("NAC"), an entity formed by Richmont Capital Partners I, L.P. ("Richmont"), for the purchase of the claims of the Lenders, and the Official Unsecured Creditors' Committees for International, ICMI and Future Graphics (the "Plan Proponents") propose the following Third Amended Joint Plan of Reorganization for Nu-kote (the "Plan") pursuant to the United States Bankruptcy Code (the "Bankruptcy Code") for the substantively consolidated Debtors and their Estates.

ARTICLE I

INTRODUCTION

          1.1.     Background of the Debtors. Nu-kote together with its non-debtor affiliates (collectively, the "Company") are independent manufacturers and distributors of supplies for office and home printing devices. Holding is a public company with over 3,000 shareholders. Holding owns the stock of International and Imperial. Imperial holds certain trademarks and patents. International is the operating entity for all of the U.S. operations. ICMI manufactures toner. Future Graphics manufactures laser cartridges. Imaging was formed to acquire the U.S. hardcopy assets of Pelikan Holding AG, an unrelated entity, in 1995. Latin America owns 35% of the stock of Nu-kote Internacional de Mexico, S.A. de C.V. Viro-kote, Inc., a non-debtor subsidiary of International, is a dormant company that holds rights to certain patents. International also owns Interfas Holding, S.A. ("Interfas"), a company located in France.

          The Company currently manufactures and/or distributes over 1,500 different products for use in over 30,000 different models of impact and non-impact printing mechanisms. The products can be broken down into five main categories: laser cartridges, ribbons, toner, ink jet cartridges and thermal ribbons. The Company sells its products primarily throughout the United States, Canada, and Mexico.

          1.2.     Summary of the Plan. The Plan is a comprehensive proposal by Nu-kote, NAC and the Committees that provides for the following:

(1) Continuation of Business: The Plan provides for the continuation of the business of Nu-kote.

          (2)   Issuance of New Stock: The Plan provides that in full satisfaction of all of NAC's Secured Class 1 Claims, Debtors shall on the Effective Date (i) pay to NAC the sum of $15,000,000.00; (ii) issue to NAC all of the newly issued common stock of Holding; and (iii) NAC shall retain its mortgages and liens and its Class 1 Secured Claims in an agreed amount of $5,000,000.00 with respect to the Trust Pledged Assets. NAC's Deficiency Claim in the Allowed Amount of $100,000,000.00 shall be treated as a Class 4 Claim.

          (3)   Treatment of Allowed Administrative and Priority Claims: The Plan provides for the payment in full of all Allowed Administrative Claims and Priority Claims by the Reorganized Debtors on or promptly after the Effective Date except for Priority Tax Claims which will be paid over time in accordance with the Code. The Reorganized Debtors will pay up to $3,000,000 in Administrative Claims, which amount will include any Administrative Claims paid by the Debtors after February 18, 2000.

(4) Treatment of Allowed Unsecured Claims: The Plan generally provides the following treatment for Allowed Unsecured Claims:

          (5)   Administrative Convenience Claims (Unsecured Claims of $1,500.00 or less): Unsecured Creditors with Allowed Claims of $1,500.00 or less will receive a cash dividend equal to 20% of their Allowed Claim.

          (6)     General Unsecured Claims: General Unsecured Creditors (including the Unsecured Claims of NAC that were acquired from the Lenders) will be paid a Pro Rata share of the sum of (i) $600,000.00 and (ii) receive a Pro Rata beneficial interest in the Creditors' Trust whereby they will participate in 25% of the Net Recoveries from Causes of Action. NAC has agreed to contribute its Pro Rata share of the $600,000 to Trade Creditors.

          (7)   Treatment of Equity Interests: All holders of equity Interests in the Debtors will have their Interests cancelled. No equity holder will receive any benefits under the Plan on account of such Interest.

ARTICLE II

DEFINITIONS

          Unless the context otherwise requires, the following terms shall have the following meanings when used in initially capitalized form in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. Any term used in initially capitalized form in this Plan that is not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning assigned to such term in the Bankruptcy Code.

          2.1.     Administrative Claim means an administrative expense under Section 503(b) of the Bankruptcy Code, including Fee Claims, whenever incurred and irrespective of whether any payment or transfer has been made on behalf of such administrative expense, the fees payable to the United States Trustee under 28 U.S.C. Section 1930, the Norwest Claim, any Allowed Claim of the OEMs that arose after the Petition Date, and the amounts approved by the Court for retention bonuses.

          2.2.    Allowed Amount means the amount in lawful currency of the United States of any Allowed Claim, or the number of shares representing any Allowed Interest.

          2.3.     Allowed Claim and Allowed Interest means, with reference to any Claim or Interest: (i) a Claim against or Interest in the Debtors, proof of which, if required, was filed on or before the Bar Date, which is not a Contested Claim or Contested Interest, (ii) if no proof of claim or interest was so filed, a Claim against or Interest in the Debtors that has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent, or (iii) a Claim or Interest allowed hereunder or by Final Order. An Allowed Claim or Allowed Interest does not include any Claim or Interest or portion thereof which is a Disallowed Claim or Disallowed Interest or which has been subsequently withdrawn, disallowed, released or waived by the holder thereof, by this Plan, or pursuant to a Final Order. Unless otherwise specifically provided in this Plan, an Allowed Claim or Allowed Interest shall not include any amount for punitive damages or penalties.

          2.4.     Avoidance Actions means any claim or cause of action belonging to the Debtors and arising under the Bankruptcy Code including, but not limited to, Sections 544, 547, 548 and 550.

          2.5.     Bankruptcy Code means Title 11 of the United States Code, as amended.

          2.6.     Bankruptcy Court means the United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division.

          2.7.     Bar Date means the deadline by which a Claim must have been timely filed. The Bar Date was April 15, 1999, as to all prepetition Claims, excluding Claims of governmental units for which the Bar Date was May 5, 1999. The Bar Date is December 15, 1999, for all Administrative Claims, Priority Tax Claims and Other Priority Claims (except Fee Claims) incurred through September 30, 1999 and is the date that is sixty days after the Effective Date for claims incurred after September 30, 1999.

          2.8.     Business Day means any day, other than a Saturday, Sunday, or legal holiday (as that term is defined in Bankruptcy Rule 9006(a)).

          2.9.     Canon means Canon Computer Systems, Inc., Canon, U.S.A., Inc. and Canon, Inc.

          2.10.   Case(s) means the above entitled and numbered jointly administered and substantively consolidated cases filed by the Debtors pursuant to the provisions of Chapter 11 of the Bankruptcy Code or any single case of a Debtor.

          2.11.   Causes of Action means all claims or causes of action that belong to the Debtors and/or that could have been brought by the Debtors under state or federal law, including the Bankruptcy Code, except such claims and causes of action which are otherwise released, discharged, or made the subject of an injunction pursuant to the terms of section 1141 of the Bankruptcy Code, this Plan or the Confirmation Order. Such claims and causes of actions include, but are not limited to, any claim or cause of action under a policy of insurance, claims, if any, against former officers and former directors of Nu-kote, claims for environmental contamination and indemnification against Pelikan Holding AG and a $2.5 million letter of credit, Avoidance Actions under the Code, and any other causes of action belonging to the estates of the Debtors. Such claims do not include the OEM Litigation or recoveries, if any, from professionals employed in these cases which claims shall be retained by the Reorganized Debtors.

          2.12.   Chubb means Chubb Custom Insurance Company.

          2.13.   Claim means: (i) right of payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          2.14.   Claimant means a holder of a Claim.

          2.15.   Class means all of the holders of Claims against or Interests with respect to the Debtors that have been designated as a class in Article III hereof.

          2.16.   Committees means the Official Unsecured Creditors' Committees of International, ICMI and Future Graphics.

          2.17.   Confirmation means the entry by the Bankruptcy Court of the Confirmation Order.

          2.18.   Confirmation Date means the date of entry by the Court of an order confirming the Plan.

          2.19.   Confirmation Hearing means the hearing or hearings to be held before the Bankruptcy Court in which the Plan Proponents shall seek Confirmation of this Plan.

          2.20.   Confirmation Order means the Final Order confirming this Plan.

          2.21.   Consummation shall mean the instant upon which all payments required to be made by NAC on the Effective Date have been made and the new stock of Holding has been issued, at which time this Plan shall be deemed fully consummated and on which date this Plan shall be fully effective. Consummation shall occur on or promptly following the Effective Date.

          2.22.   Contested when used with respect to a Claim or Interest, means a Claim against or Interest in the Debtors that is: (i) listed in the Debtors' Schedules as disputed, contingent, or unliquidated and as to which a proof of claim has been timely filed; (ii) listed in the Debtors' Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim or Interest has been filed with the Bankruptcy Court, to the extent the proof of Claim or Interest amount exceeds the amount provided for in the Debtors' Schedules; or (iii) the subject of an objection which has been or may be timely filed by any party in interest or the US Trustee and which claim has not been disallowed by Final Order. To the extent an objection relates to the allowance of only a part of a Claim or Interest, such a Claim or Interest shall be a Contested Claim or Contested Interest only to the extent of the objection.

          2.23.   Creditor means holder of a Claim as of the Petition Date.

          2.24.   Current Officers and Directors means for purposes of the releases contemplated in the Plan, John Rochon, Patrick Howard, Phillip Theodore, Ian Elliott, C. Ronald Baiocchi, and any other person who was, as of the Petition Date, or has become an officer of the Debtors, but excluding, without limitation, David F. Brigante, Daniel M. Kerrane, Hans Paffhausen, Richard C. Dresdale, James H. Groh, Brian D. Finn, Hubbard C. Howe, Anthony G. Schmeck and Shaun Donnellan.

          2.25.   Debtor or Debtors means Nu-kote Holding, Inc. ("Holding"), Nu-kote Imperial, Ltd. ("Imperial"), Nu-kote International, Inc. ("International"), Nu-kote Imaging International, Inc. ("Imaging"), International Communication Materials, Inc. ("ICMI"), Future Graphics, Inc. ("Future Graphics"), and Nu-kote Latin America, Inc. ("Latin America"), the Debtors and Debtors-in-Possession in these Cases.

          2.26.   Deficiency Claims means an Allowed Claim of a Creditor, equal to the amount by which the aggregate Allowed Claims of such Creditor exceed the sum of (a) any set off rights of the Creditor permitted under Section 553 of the Code, plus (b) the Secured Claim of such Creditor; provided, however, that if the holder of a Secured Claim or the Class of which such Claim is a member makes the election provided in Section 1111(b)(2) of the Code, there shall be no Deficiency Claim in respect of such Claim.

          2.27.   DIP Facility means the $7.5 million Debtor-in-Possession loan provided by Norwest to the Debtors pursuant to a Credit and Security Agreement dated as of December 14, 1998 and approved by the Court pursuant to an Order dated December 15, 1998, as amended by Order dated December 16, 1998.

          2.28.   Disallowed Claim or Disallowed Interest means a Claim against, or Interest in, the Debtor, or any portion thereof, (i) that has been disallowed by Final Order, (ii) proof of which has been untimely filed and as to which no order of allowance has been entered by the Bankruptcy Court, or (iii) listed as disputed, contingent, or unliquidated and as to which no proof of claim or proof of interest has been timely filed.

          2.29.   Disclosure Statement means the Disclosure Statement for this Plan, together with any supplements, amendments, or modifications thereto.

          2.30.   Effective Date means the date on which NAC acquires the new stock of Holding and funds the amounts required by the Plan, which date shall be no later than sixty (60) days after the Confirmation Date.

          2.31.   Entity(ies) includes any individual, partnership, corporation, estate, trust, governmental unit, person, and the United States Trustee.

          2.32.   Epson means Seiko Epson Corp. and Epson America, Inc.

          2.33.   Estates mean the respective bankruptcy estates of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of their Cases.

          2.34.   Estimated Claim means any Contested Claim which is estimated in accordance with Section 502(c) of the Code. For purposes of distribution, the estimated amount of such Contested Claim shall be deemed the Allowed Amount of such Claim. For the full satisfaction of its Contested Claim and its Allowed Claim, a Claimant shall have, as its sole and exclusive remedy, the rights to payment provided under this Plan and shall have no other rights or remedies and may not, following Consummation, assert any other right against the pertinent Debtor, Claimant's estimated and Allowed Claim being fully satisfied by such Debtors' payment obligations described in this Plan, and any amount in excess thereof being fully released, voided and discharged by the confirmation of this Plan.

          2.35.   Fee Claim means a Claim for fees and expense reimbursements under Sections 330, 331 or 503(b) of the Bankruptcy Code.

          2.36.   Final Order means: (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing, shall then be pending or, (ii) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order may be appealed, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the Confirmation Order may be treated as a Final Order at the option of NAC if no stay pending appeal has been obtained.

          2.37.   Future Graphics mean Future Graphics, Inc.

          2.38.   General Unsecured Claims means all Claims except Administrative Claims, Priority Tax Claims, Secured Tax Claims, Class 1 Claims, Class 2 Claims and any Claims relating to Interests.

          2.39.   HP means Hewlett-Packard Company.

          2.40.   Holding means Nu-kote Holding, Inc.

          2.41.   ICMI means International Communication Materials, Inc.

          2.42.   Imaging means Nu-kote Imaging International, Inc.

          2.43.   Impaired means the treatment of an Allowed Claim or Allowed Interest under this Plan unless, with respect to such Claim or Interest, either: (i) this Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after occurrence of a default, the Reorganized Debtors (A) cure any default that occurred before, on or after the commencement of the Cases other than default of the kind specified in Section 365(b)(2) of the Bankruptcy Code; (B) reinstate the maturity of such Claim or Interest as such maturity existed before such default; (C) compensate the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (D) do not otherwise alter the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest.

          2.44.   Imperial means Nu-kote Imperial, Ltd.

          2.45.   Ink Jet Corp. means the new wholly owned subsidiary of Reorganized International into which will be transferred all of the assets and intellectual property of the Debtors related to the Debtors' ink jet operations.

          2.46.   Insurance Companies means any company providing insurance coverage to the Debtors, including, but not limited to, Wausau, Chubb and American International Specialty Lines.

          2.47.   Interest means the equity interests in the Debtors represented by shares of issued and outstanding common stock, preferred stock or any options, warrants or rights to purchase or acquire such stock.

          2.48.   Interfas means Interfas Holding, S.A., a French company and a wholly-owned subsidiary of International.

          2.49.   International means Nu-kote International, Inc.

          2.50.   Latin America means Nu-kote Latin America, Inc.

          2.51.   Legal Rate means: (i) with respect to a Claim arising from a written document or instrument which expressly sets forth an interest rate, the rate of interest set forth therein, or (ii) with respect to any other Claim, the interest rate accruing upon judgments as set forth in 28 U.S.C. Section 1961.

          2.52.   Lenders means the common interests of Bank of America, National Association, as successor in interest to NationsBank, N.A., Barclays Bank PLC; Commerzbank Aktiengesellschaft, Atlanta Agency; Credit Lyonnais, New York Branch; The First National Bank of Chicago; Societe Generale; Deutsche Bank AG New York Branch; ABN Amro Bank, N.V.; and First American National Bank, (individually a "Lender") which Lenders have as their collateral agent, Bank of America, National Association, as successor in interest to NationsBank, N.A. The Claims of the Lenders have been acquired by and assigned to NAC.

          2.53.   Lien means all valid and enforceable liens, security interests, claims and encumbrances against any property of the Debtors' estates which are permitted by, or not avoided pursuant to the Bankruptcy Code.

          2.54.   NAC means Nu-kote Acquisition Corporation, an entity formed by Richmont for the purpose of acquiring the claims of the Lenders and the new stock of Reorganized Holding.

          2.55.   Net Recoveries means, the cash and cash equivalents and any other value, or proceeds of settlement, litigation or other disposition of the Causes of Action following payment of the advances by NAC to the Trust and any (i) fees and expenses of the Trust, including the fees and expenses of the Trustee and the professionals of the Trust engaged by the Trustee in connection with the administration of the Trust, (ii) normal expenses of administration of the Trust (including the establishment of such reserves as the Trustee deems appropriate) and the payments permitted by the Plan and the Trust Agreement, (iii) the liens of NAC on non-tort Causes of Action, and (iv) all taxes, fees, levies, assessments, or other governmental charges incurred by the Trust.          2.56.   Norwest means Norwest Business Credit Corporation, n/k/a Wells Fargo Business Credit, Inc.

          2.57.   Norwest Claim means the Allowed Claim of Norwest approved by the Court pursuant to Section 364(d) of the Code, providing Norwest with a superpriority claim under Section 364(c) of the Bankruptcy Code for all amounts due and owing under the DIP Facility, superior to all administrative expenses of the kind specified in Sections 503(a) and 507(b) of the Code.

          2.58.   Norwest Agreement means the agreement entered into by the Debtors with Norwest on December 16, 1998 to provide financing to the Debtors in an amount up to Seven Million Five Hundred Thousand Dollars ($7,500,000) as amended and modified.

          2.59.   Norwest Lien means the senior lien granted to Norwest in substantially all of the Debtors' assets pursuant to an Order dated December  15, 1998 approving the Debtors' DIP Facility from Norwest, as amended by an Order dated December 16, 1998, clarifying that no order dismissing these Cases would be entered until the Debtors' obligations and indebtedness owing to Norwest had been paid in full.

          2.60.   Nu-kote Entities means the Debtors and their related or affiliated entities.

          2.61.   OEMs means Canon and Epson.

          2.62.   OEM Litigation means the following lawsuits commenced against International by the OEMs and in which International has filed counterclaims:

(1) Seiko-Epson Corporation, et al. v. Nu-kote International, Inc., et al. (U.S. Dist. Ct., Cent. Dist. Calif. No. 95-2734 (TJH));
(2) Seiko-Epson Corp., et al. v. Nu-kote International, Inc. (U.S. Dist. Ct., Cent. Dist. Calif. No. 97-9587 (TJH));
(3) Canon Computer Systems, Inc. v. Nu-kote International, Inc. (U.S. Dist. Ct., Cent. Dist. Calif. No. 95-288); and
(4) Canon Computer Systems, Inc. v. Nu-kote International, Inc. (U.S. Dist. Ct. Cent. Dist. Calif. No. 96-1639).

          2.63.   Other Priority Claims means and includes all Priority Claims except Administrative Claims and Priority Tax Claims.

          2.64.   Petition Date means November 6, 1998, the date the Debtors commenced these Cases.

          2.65.   Plan means this Third Amended Joint Plan of Reorganization for Nu-kote, as it may be amended or modified from time to time as permitted herein or in accordance with Section 1127 of the Bankruptcy Code.

          2.66.   Plan Documents means this Plan, the Disclosure Statement, the Trust Agreement and any and all other documents necessary to effectuate this Plan, and all exhibits and attachments to any of the foregoing.

          2.67.   Plan Rate means the prime rate of Bank of America, N.A. in effect at Confirmation, plus one percent (1%) or such other rate of interest as is determined by the Bankruptcy Court.

          2.68.   Priority Claim means all Claims entitled to priority under Section 507(a)(2)-(a)(7) and (a)(9) of the Bankruptcy Code.

          2.69.   Priority Tax Claim means all Claims for Taxes entitled to priority under section 507(a)(8) of the Bankruptcy Code, and shall include all Tax Claims secured by assets of the Estates.

          2.70.   Pro Rata means, with reference to any distribution on account of an Allowed Claim or Allowed Interest, the proportion that an Allowed Claim or Allowed Interest in a particular Class bears, respectively, to the aggregate amount of all Claims or Interests in such Class, including Contested Claims or Contested Interests which are not Disallowed Claims or Disallowed Interests as of the date of such calculation.

          2.71.   Record Holder means an equity security holder or creditor whose claim is based on a security of record and who is the holder of record of the security on the date the order approving the disclosure statement is entered or on another date fixed by the Bankruptcy Court, for cause, after notice and a hearing.

          2.72.   Reorganized Debtor(s) means one or more of the Debtors as reorganized on the Effective Date under this Joint Plan and, thereafter; such inclusion and the structure of the Reorganized Debtors to be determined by NAC.

          2.73.   Richmont means Richmont Capital Partners I, L.P.

          2.74.   Schedules means those schedules and statements of financial affairs Filed by the applicable Debtor under Federal Rule of Bankruptcy Procedure 1007, as same may be amended from time to time.

          2.75.   Secured means an Allowed Claim that is secured by a lien on or security interest in property in which any of the Estates has an interest, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of a Claimant's interest in such Estate's interest in such property, or to the extent of the amount subject to setoff, as the case may be.

          2.76.   Taxes means and includes all federal state, county and local income, ad valorem, excise, stamp and other taxes of any type or nature whatsoever.

          2.77.   Tax Claims mean any and all Secured or Priority Claims of any Entity for the payment of any Taxes (a) accorded a priority pursuant to Sections 507(a)(8) of the Code (but excluding all Claims for post-petition interest and pre-petition and post-petition penalties all of which interest and penalties, pre-confirmation and post-confirmation, shall be (i) deemed disallowed and (ii) fully discharged on the Confirmation Date), or (b) secured by valid Liens on assets of any Debtor existing on the Confirmation Date (but excluding all Claims for post-petition interest and pre-petition and post-petition penalties, all of which interest and penalties shall be (i) deemed disallowed and (ii) discharged on Confirmation Date). Additionally, all Liens securing Tax Claims shall be deemed and legally treated as released, voided and discharged on the Confirmation Date.

          2.78.   Trade Creditors means a Creditor who holds an Unsecured Claim against the Debtors that is based on the provision of goods or services to the Debtors prior to the Petition Date on credit.

          2.79.   Trust means the trust which shall be created on the Effective Date for the benefit of the holders of Allowed Unsecured Claims to receive the Causes of Action and the Trust Pledged Assets subject to the liens of NAC. The name of the Trust shall be the "Nu-kote Creditors' Trust."

          2.80.   Trust Agreement means the agreement governing the Trust, a copy of which will be filed with the Court at least seven (7) days prior to the deadline for objections to Confirmation of the Plan.

          2.81.   Trustee means the trustee appointed to serve as administrator for the Trust pursuant to the Trust Agreement and appointed by the Confirmation Order as trustee, and any successor trustee selected pursuant to the Trust Agreement.

          2.82.   Trust Interest means beneficial ownership interest in the Trust entitling the holder to share in the Net Recoveries.

          2.83.   Trust Pledged Assets means the real property located in Franklin, Tennessee and Derry, Pennsylvania, to the extent such properties have not been sold prior to the Effective Date, to be conveyed to the Creditors' Trust subject to the liens of NAC.

          2.84.   Unsecured Claim means a Claim that is not an Administrative Claim, a Priority Claim, a Priority Tax Claim, or a Secured Claim.

          2.85.   Wausau means Employers Insurance of Wausau.

ARTICLE III

TREATMENT OF NON-CLASSIFIED CLAIMS

          This Plan does not classify Claims against the Debtors having priority as specified in Section 507 of the Bankruptcy Code, which Claims shall be treated as follows:

          3.1.     Administrative Claims

          (1)     In General. Each holder of an Administrative Claim except as otherwise set forth in this Article 3 (and specifically excluding Priority Tax Claims as set forth in Section 3.2 below) shall receive from the Reorganized Debtors either: (i) with respect to Administrative Claims which are Allowed Claims on the Effective Date, the amount of such holder's Allowed Claim in one cash payment; (ii) with respect to Administrative Claims which become Allowed Claims after the Effective Date, the amount of such holder's Allowed Claim in one cash payment as soon as practicable after such claim becomes an Allowed Administrative Claim; or (iii) such other treatment agreed upon by the Debtors and such holder; provided, however, that any such Administrative Claim representing a liability incurred in the ordinary course of business by any of the Debtors shall be paid by Reorganized Debtors in accordance with the terms and conditions of the particular transaction giving rise to such liability and any agreements relating thereto.

          (2)     Fee Claims. Each professional person whose retention with respect to the Debtors' Cases has been approved by the Bankruptcy Court or who holds, or asserts, an Administrative Claim that is a Fee Claim shall be required to file with the Bankruptcy Court a final fee application.

          (3)     Other Administrative Claims. Any other person or Entity who claims to hold any other Administrative Claim (other than an Administrative Claim representing a liability incurred in the ordinary course of business by any of the Debtors) shall be required to file with the Court an application within sixty (60) days after the Effective Date and to serve notice thereof on all parties entitled to such notice. The failure to file timely the application as required under this Section 3.1(c) shall result in the Claim being forever barred and discharged. An Administrative Claim with respect to which an application has been properly filed pursuant to this Section 3.1(c) and to which no objection has been filed or an objection has been filed but overruled by the Court, shall become an Allowed Administrative Claim to the extent such claim is allowed by Final Order. Notwithstanding the foregoing, the U. S. Trustee shall not be required to file an Administrative Claim with respect to quarterly fees owed by the Debtors.

          3.2.     Administrative and Priority Tax Claims

          (1)     Administrative Tax Claims. Each holder of an Administrative Claim that is an Allowed Claim for Taxes for which the Debtor is responsible for the period during which the Debtors' Cases are being administered, and any other Taxes of the Debtors payable pursuant to Section 507(a)(1) of the Bankruptcy Code, if any, shall be paid the Allowed Amount of such holder's Claim in cash, in full, by Reorganized Debtors on the latest of: (i) the Effective Date, (ii) the date such Claim is allowed by Final Order, or (iii) the date such payment is due under applicable law.

(2) Priority Tax Claims. Each Allowed Tax Claim(as defined above) shall be paid by Reorganized Debtors in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code.

          3.3.     Other Priority Claims. Each other Priority Claim, shall be paid by Reorganized Debtors in accordance with Section 1129(a).

          3.4     Post Petition Financing Claim of Norwest. The Allowed Administrative and superpriority Claim of Norwest pursuant to the Norwest Agreement shall be paid in full in accordance with the Norwest Agreement and the Bankruptcy Court's Order approving same. Until the claim of Norwest is paid hereunder, Norwest shall retain the Norwest Lien. At the time the claim of Norwest is paid, Norwest shall deliver a release of the Norwest Lien in a form acceptable to NAC.

          3.5.     U.S. Trustee Fees. All fees payable under 28 U.S.C. Section 1930 shall be paid in cash in full by the Reorganized Debtors.

ARTICLE IV

DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

          Pursuant to Section 1123 of the Bankruptcy Code, the Debtors designate the following Classes of Claims and Interests.

          4.1.     Class 1- Secured Claims of NAC. The Plan Proponents designate as a Class, the Secured Claims of NAC.

          4.2.     Class 2 - Other Secured Claims. The Plan Proponents designate as separate Classes all of the following Other Secured Claims against the Debtors. This Class consists of all other allowed Secured Claims of any Creditor other than those Secured Claims in Class 1. The following Creditors have filed Secured Claims, and, to the extent such Secured Claims are Allowed, each shall be treated as a separate subclass in Class 2:

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) (12) (13) (14) (15) (16) (17)	Class 2A Class 2B: Class 2C: Class 2D Class 2E: Class 2F: Class 2G: Class 2H: Class 2I: Class 2J: Class 2K: Class 2L: Class 2M: Class 2N: Class 2O: Class 2P: Class 2Q:

Atlantic Molding, Inc.
Border Lift
CIT Group/Equipment
Doris L. Crank
Dollar Bank Leasing Corp.
ERS Imaging Supplies, Inc.
GE Capital - Colonial Pacific Leasing
Wayne E. Moore
Newcourt Communication Finance Corp.
Oasis Imaging Products
Oce Printing Systems USA, Inc.
Oskar Haug AG
Phillips Joanna
Precision Packaging Products, Inc.
Tennant Company
Unisys Corporation
RSL Industrial Contracting

          4.3.     Class 3: Administrative Convenience Class. The Plan Proponents designate as a class all Allowed Unsecured Claims of $1,500 or less, including all Allowed Unsecured Claims in excess of $1,500 whose holders elect to reduce their claim to $1,500.

          4.4.     Class 4: Unsecured Claims. The Plan Proponents designate as a class all Allowed Unsecured Claims, other than Claims in Class 3, including the Allowed Unsecured Claims of Richmont, the Insurance Companies and the OEMs.

          4.5.     Class 5 - Interests (Holders of Common Stock). The Plan Proponents designate a Class consisting of: (i) the Record Holders of Interests of Holding Common Stock and any Record Holder of an Interest in any Debtor (other than Holding) and (ii) Holders of Claims arising from rescission of a purchase or sale of a security of any of the Debtors or of any affiliate of any of the Debtors, or Claims for damages allegedly arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 on account of such a Claim. This Class includes the Claims of the plaintiffs in that certain litigation styled Lori Lemmer, et al v. Nu-kote Holding, Inc. et al, Case No. 398-CV-0161-L, pending in the United States District Court, Northern District of Texas, Dallas Division.

ARTICLE V

PROVISIONS FOR SATISFACTION
OF CLAIMS AND INTERESTS

          The Claims and Interests as classified in Article IV hereof shall be satisfied in the manner set forth in this Article V. The treatment of, and the consideration to be received by Entities holding Claims against and/or Interests in the Debtors pursuant to this Plan shall be in full settlement, release, and discharge of their respective Claims against and Interests in the Debtors, but shall not affect the liability of any other Entity on such Claim or Interest except as otherwise provided pursuant to the terms of this Plan or the Confirmation Order, in the form as originally entered or as may be later amended or modified. All classified Claims against and Interests in the Debtors, except Administrative Claims and Priority Claims, shall be treated as follows:

          5.1.     Class 1 - Secured Claims of NAC. In full satisfaction of all of NAC's Secured Class 1 Claims, Debtors shall, on the Effective Date, (i) pay to NAC the sum of $15,000,000.00; (ii) issue to NAC all of the newly issued common stock of Holding and transfer to NAC all rights to the escrows from the sale of the Pelikan Subsidiaries in satisfaction of the balance of NAC's Secured Claim (in the range of $1-4 million) remaining after application of the payments and notes set forth herein and application of any proceeds from the escrows from the sale of the Pelikan subsidiaries; and (iii) NAC shall retain its mortgages and liens and its Class 1 Secured Claims in an agreed amount of $5,000,000.00 with respect to the Trust Assets (as hereinafter defined) which obligation shall be nonrecourse to the Trust and the Reorganized Debtors. NAC's Deficiency Claim is Allowed in the Amount of $100,000,000.00 and shall be treated as a Class 4 Claim.

         5.2.     Class 2 - Other Secured Claims. Except to the extent that a Class 2 Claimant may otherwise agree, each holder of an Allowed Secured Class 2 Claim shall be fully satisfied, at the Reorganized Debtors' option, by one of the following:

          (1)     Note Option: Each holder of a Class 2 Claim shall retain all Liens securing such Claim until such Claim is fully paid or until such holder otherwise agrees. The terms and provisions relating to such Liens shall be set forth in appropriate documents agreed to between the parties, or, in the event of disagreement, as directed by the Court. The appropriate Reorganized Debtor shall execute a note payable to the Class 2 Creditor and deliver it to the holder of such Claim, along with an appropriate mortgage and/or security agreement, no later than the tenth (10th) Business Day after the later of the Effective Date or the date that such Claim becomes an Allowed Claim. The initial principal amount of each Class 2 Claim shall be equal to the lesser of (i) the amount which the Court shall determine is equal to the value of the assets securing such Claim or (ii) the amount of the Class 2 Claim. To the extent that any Creditor has a Deficiency Claim in addition to its Class 2 Claim, the Deficiency Claim shall be treated under this Joint Plan as an Unsecured Claim against the Debtors.

          (2)     Unimpairment Option: At the option of the Reorganized Debtors, any Class 2 Claim may be deemed unimpaired. If such election is to be made, it must be made on or before the Effective Date. Any arrearage or other amounts owed by the Debtors as of the Effective Date (and any other payments which may at such date be required to make each such Claim unimpaired) shall be paid in cash, in full, on or before the forty-fifth (45th) Business Day after the Effective Date or as shall otherwise be agreed to in writing by the holder of such Claim, and all other defaults with respect to such Claim required to be cured by section 1124(2) of the Code shall be cured on or prior to the forty-fifth (45th) Business Day after the Effective Date as shall be agreed to in writing by the holder of such Claim, and from and after the date of such cure any previously accelerated indebtedness shall be reinstated and any default rate of interest shall no longer apply, but shall be deemed waived (not forgiven). Each Class 2 Creditor whose claim is unimpaired pursuant to the terms hereof shall retain such lien as such Creditor held prior to the Petition Date. After the reinstatement of its Class 2 Claim, each Class 2 Creditor will receive payments in accordance with the instruments governing such Claim or as such Creditor may otherwise in writing agree. Furthermore, after such unimpairment, each Class 2 Creditor will be entitled to exercise all rights, privileges, and remedies available to it under the instruments governing its Class 2 Claim in accordance with the terms for such instruments, without need for any application to or order of the Court.

(3) Cash Option: The Reorganized Debtors may also elect, at any time on or before the Effective Date, to pay a Class 2 Secured Claim in full, in cash, on or promptly after the Effective Date.

          (4)     Abandonment Option: The Reorganized Debtors may also elect, at any time on or before the Effective Date, to fully satisfy a Class 2 Claim by abandoning the collateral securing such Claim to the holder of such Claim.

          (5)     Release of Lien: Upon the satisfaction of any note given to any holder of a Class 2 Secured Claim pursuant to any of the methods provided for in this Joint Plan, the holder of such Class 2 Secured Claim shall execute all instruments and documents necessary to release its Lien securing such Claim or note.

         5.3.     Class 3: Administrative Convenience Class. Allowed Unsecured Claims in Class 3 shall be fully satisfied by payment by the Reorganized Debtors, on or promptly following the Effective Date of 20% of the Allowed Amount of such Claims if Allowed prior to the Effective Date, or within 10 days after entry of a Final Order allowing such Claim if Allowed after the Effective Date.

         5.4.     Class 4: Unsecured Claims. The holders of all Allowed Unsecured Class 4 Claims shall each receive their Pro Rata share of the sum of $600,000 to be paid to the Trust on or before the Effective Date. NAC, as holder of the largest Unsecured Class 4 Claim has agreed to contribute its Pro Rata share of the $600,000 to Trade Creditors holding Allowed Unsecured Claims. NAC shall have an Allowed Unsecured Claim in the amount of $100,000,000.00. In addition, the holders of Allowed Unsecured Class 4 Claims, including NAC, shall receive a Trust Interest based on the amount of their Allowed Unsecured Claim and thereby participate in 25% of the Net Recoveries on Causes of Action.

         5.5.     Class 5: Interests. The holders of Allowed Class 5 Interests or Claims shall have their respective Interests or Claims terminated and canceled on the Effective Date and shall not be entitled to receive any present or future distribution or other benefit on account of their Interests or Claims.

ARTICLE VI

DESIGNATION OF THE CLASSES OF CLAIMS
IMPAIRED UNDER THIS PLAN

         6.1.     Impairment. For purposes of Plan solicitation, all Classes of Claims are Impaired and are, therefore, entitled to cast ballots on this Plan. Holders of Class 5 Interests are deemed to have rejected the Plan and are not entitled to cast ballots on this Plan.

ARTICLE VII

SUBSTANTIVE CONSOLIDATION

         7.1.     Substantive Consolidation Order. Subject to and pursuant to the Agreed Order Granting Motion for Substantive Consolidation (the "Substantive Consolidation Order") entered by the Bankruptcy Court on February 25, 1999, the Debtors have been substantively consolidated. Under the terms of that Order:

(1) The assets of the Debtors shall be treated as a single consolidated estate save and except for any recoveries on the OEM Litigation.
(2) A Claim against any one of the Debtors shall be treated as a Claim against the consolidated estate.
(3) All intercompany claims between and among the Debtors are eliminated for plan purposes so that such claims will not be classified, will not vote and will not receive any distribution under a plan.
(4) All duplicate claims filed by the same creditor in the same amount against more than one debtor are eliminated.
(5) The separate corporate structures of the Debtors shall continue unless otherwise ordered by the Court or otherwise provided for in a confirmed plan of reorganization.
(6) The Debtors shall be treated as one entity for purposes of payment of quarterly fees to the U.S. Trustee's Office effective as of January 1, 1999.

          (7)     The Debtors were substantively consolidated effective as of November 6, 1998 for the purposes provided herein save and except for the payment of quarterly fees to the U.S. Trustee's Office for which the effective date shall be January 1, 1999.

         7.2.     Effect of Confirmation. Confirmation of the Plan shall further substantively consolidate the Debtors as to the proceeds from the OEM Litigation as well. For purposes of the Plan, any Claim against any of the Debtors will be treated as a Claim against all of the Debtors and all assets of the Debtors have been consolidated, including recoveries on the OEM Litigation, for purposes of treatment of the Claims of Creditors. Nothing contained in this Article VII, however, shall operate to transfer legal title to assets from one Debtor to another.

ARTICLE VIII

MEANS FOR IMPLEMENTATION OF PLAN

         8.1.     Reorganized Debtors. Upon the Effective Date of the Plan, all of the existing stock of the Debtors held by any non-Debtor party will be canceled. The Reorganized Holding will be authorized to issue 10,000 shares of Reorganized Holding's common stock, which shall represent all of the issued and outstanding stock of Reorganized Holding, to NAC. Reorganized Holding will own all of the stock of International ("Reorganized International") and Imperial ("Reorganized Imperial") as it will exist after the Effective Date. Reorganized International will continue to own all of the stock of Interfas and the existing Debtors with the exception of Imaging and Latin America. Imaging and Latin America will be dissolved effective on the Effective Date, all of their intellectual property assets shall become the assets of Reorganized Imperial and all of their other assets shall become the assets of Reorganized International. All other intellectual property of the Debtors save and except the rights under the Settlement Agreement with HP shall be transferred to Reorganized Imperial on the Effective Date. NAC may elect to form Ink Jet Corp. as a new wholly owned subsidiary of Reorganized International into which would be transferred all of the assets of the Debtors related to the Debtors' ink jet operations. Reorganized Holding, Reorganized International, Reorganized Imperial, the remaining Debtors and Ink Jet Corp. are the "Reorganized Debtors." NAC reserves the right to alter the structure of the Reorganized Debtors at anytime before or after the Effective Date. At any time prior to the Effective Date, NAC may elect to acquire all of the assets of the Debtors, save and except the Trust Assets (as hereinafter defined) free and clear of all liens, claims and encumbrances in lieu of acquiring the stock of Reorganized Holding.

         8.2.     Creation of the Trust. Confirmation of the Plan shall effect the formation of the Trust. On the Effective Date, the Trust Pledged Assets and Causes of Action shall be transferred to the Trust, subject to the lien of NAC, the Reorganized Debtors right to receive 75% of the Net Recoveries and the setoff and/or recoupment rights, if any, of certain parties as provided in section  17.15 of the Plan. The specific terms, conditions, and rules governing the Trust are contained in the Trust Agreement.

         8.3.     Funding of the Trust. NAC will fund an initial sum of $100,000 to the Trust for the evaluation and pursuit of the Causes of Action. The Reorganized Debtors shall also advance such sums as are necessary to fund the cost of the sale of the real properties contained in the Trust Pledged Assets by the Trust. The Reorganized Debtors may advance additional sums to the Trust, including amounts for environmental cleanup of the properties, but such additional advances shall only be in such amounts as the Reorganized Debtors, in their sole and absolute discretion, shall deem appropriate and reasonable. All of such advances with respect to the Causes of Action together with the initial advance shall be reimbursed to NAC and Reorganized Debtors, respectively, from the first recoveries prior to any distributions of the Net Recoveries. Recoveries from Pelikan Holding or the $2.5 million environmental escrow, if any, shall be first applied to repay advances by the Debtors or Reorganized Debtors with respect to the environmental cleanup of the Trust Pledged Assets.

         8.4.     Retention of the Retained Assets. On the Effective Date, all assets other than the Trust Pledged Assets and the Causes of Action shall vest in the Reorganized Debtors, free and clear of all liens, claims and encumbrances.

         8.5.     Judgment Reduction and Hold Harmless. To the extent a claim, cause of action, right or remedy, whether legal or equitable, including, but not limited to, any claim, cause of action, right or remedy of apportionment, reimbursement, contribution, indemnification or offset, is asserted or commenced against Reorganized Debtors or their affiliates on account of the Trust's pursuit of the Causes of Action or any other right or remedy against an Entity, (a "Contribution Claim"), or any judgment, settlement, payment or compromise in favor of the Trust against an Entity (an "Underlying Judgment") which gives rise to a Contribution Claim by that Entity, the Trust shall reduce the amount of its Underlying Judgment against that Entity by the full amount of that Entity's Contribution Claim, and the Trust shall indemnify and hold Reorganized Debtors harmless from any and all Contribution Claims arising from the Underlying Judgment; provided, however, that the Trust shall have the right to contest the claim of entitlement of any Entity to a Contribution Claim in which case: a) the Trust shall have no obligations to reduce the amount of the Underlying Judgment unless and until the entitlement of that Entity to the Contribution Claim has been determined, either judicially or otherwise with the consent of the Trust; and b) the Trust's obligation to hold harmless and indemnify Reorganized Debtors against such Contribution Claim shall be unaffected.

         8.6.     Right of Reorganized Debtors to Assert Offset Claims. Notwithstanding any other provision in this Joint Plan regarding the Causes of Action, Reorganized Debtors shall be entitled to assert as an offset, objection, or defense with respect to any Claim filed or asserted against the Debtors, or against Reorganized Debtors as successors to the Debtors, any of the Causes of Action conveyed to the Trust under this Plan, provided, however, that the obligations of the Trust as set out in Section 8.05 above shall not apply to any Causes of Action so asserted by the Trust. This provision shall be deemed to be an assignment of the Causes of Action to Reorganized Debtors solely for the limited purpose, and only to the extent necessary, to permit Reorganized Debtors to fully assert such offset, objection or defense. Any recovery obtained through such assertion of the Causes of Action in excess of the amount of the Claim asserted against the Debtors or Reorganized Debtors, as the case may be, shall be the property of Reorganized Debtors.

         8.7.     Funding of Payments to Creditors. Payments to be made under the Plan to Creditors will come from a loan by CIT and/or Richmont to the Reorganized Debtors, cash contributions by NAC, cash on hand in the Reorganized Debtors, future operations, and the Net Recoveries.

ARTICLE IX

THE TRUST

         9.1.     Purposes for the Trust. The primary purposes of the Trust shall be:

(1) to own, hold, pursue, manage and dispose of the Causes of Action and the Trust Pledged Assets for the benefit of the creditors of the Estates, including NAC.
(2) to litigate, prosecute, settle or otherwise resolve the Causes of Action;
(3) to defend any counterclaims relating to the Causes of Action; or
(4) to do anything necessary, related or incidental to the foregoing.

         9.2.     Term. The Trust shall terminate upon the earliest to occur of: (a) he fulfillment of the Trust purpose by the conclusion of all of the Causes of Action, the sale or other disposition of the Trust Pledged Assets and the distribution of the Net Recoveries or (b) the term of five (5) years from the Effective Date. The Trustee may apply to the Bankruptcy Court to terminate the Trust prior to the expiration of the five (5) year term in the event all activities of the Trust are completed or if all of the Causes of Action have been concluded and the Net Recoveries therefrom have been distributed in accordance with this Plan. Any remaining Trust Assets after the expiration of the initial term or any extension thereof may be transferred to the Reorganized Debtors or NAC with their written consent or, if they will not consent, may be disposed of by the Trustee in any manner the Trustee chooses, including by gift. The Trustee may extend the term of the Trust if the conclusion of the Causes of Action and distribution of the Net Recoveries therefrom has not been completed, the sale of the Trust Pledged Assets has not occurred, or if other circumstances require such extension.

         9.3.     Beneficiaries of the Trust. The beneficiaries of the Trust shall be the holders of Allowed Unsecured Class 4 General Unsecured Claims who shall receive the Trust Interest in accordance with their treatment under the terms of this Plan.

         9.4.     Appointment of the Trustee. The initial Trustee and any successor Trustee shall be selected by NAC. The Trustee shall administer the Trust Pledged Assets and the Causes of Action ("Trust Assets") and have the authority to initiate or continue all Causes of Action, and make the payments to Creditors as provided in this Plan and the Trust Agreement.

         9.5.     Powers of Trustee. Except as otherwise provided in this Plan, the Trustee shall have all of the following rights and powers:

(1) Receive and hold, to have exclusive possession and control thereof as permissible under applicable law, maintain and administer the Trust Assets ;

          (2)     Employ, retain or replace professional persons, including attorneys, accountants, appraisers, investment advisors, expert witnesses, insurance adjustors, or other persons whose services may be necessary or advisable, in the judgment of the Trustee, to advise or assist him in the discharge of the duties of the Trustee, or otherwise in the exercise of any powers vested in the Trustee or as the Court may direct and, subject to the provisions of the Trust, to pay to such professionals reasonable compensation (in this regard, the Trustee may employ professionals employed by the Debtors);

          (3)     Collect, compromise, settle or discharge any claim of the Trust and pursue, in his discretion, on behalf of the Trust as the designated representative of the Debtors, to either judgment, order, compromise or settlement, any of the Causes of Action, except to the extent that any such claims have been specifically compromised, settled and released pursuant to the Plan or the Trust Agreement, and to defend any counterclaims, cross-actions or other offsets;

(4) Sell, market, lease or otherwise dispose of the real property portion of the Trust Assets for cash, by public or private sale, but all subject to the consent of NAC;
(5) Distribute the cash and proceeds from the sale, liquidation, settlement, prosecution or other distribution of the Trust Assets;

          (6)     Seek a determination from the Court of the Allowed Amount of any Claim or Interest against the Trust, including filing objections thereto and pursuing any contest or adversary proceedings with regard thereto and entering into any compromise or settlement thereof, and to execute any contract, including, without limitation, any release in connection with any such compromise or settlement. However, any Claim which is compromised, settled and/or released in connection with any such compromise or settlement agreement set forth in this Plan or the Trust Agreement is excluded;

(7) Maintain possession of the originals of any and all instruments and documents pertaining to the Trust Assets and any liabilities of the Trust;
(8) pay all expenses incurred in connection with the administration of the Trust;
(9) calculate and make distribution to holders of Allowed Claims all as set forth in this Plan;

          (10)     Sue and be sued, including filing and defending contested matters and adversary proceedings in the Court and actions or other proceedings in any other court or before any administrative agency and to pursue or defend any appeal from any judgment or order therefrom, including, without limitation, pursuing claims of the Trust, filing suit or adversary proceedings or contested matters in connection therewith and defending any counterclaims, cross-actions or other offsets in connection therewith and entering into any compromise, settlement, release, discharge or dismissal of any of the claims;

(11) Release, convey or assign any right, title or interest in or about the Trust Assets, subject to the consent of NAC;

          (12)     Enter into contracts binding upon the Trust (but not the Trustee) which are reasonably incident to the administration of the Trust and which the Trustee, in the exercise of his best judgment, believes to be in the best interests of the Trust;

          (13)     Enter into real or personal property leases (for the leasing of office space and space for the storage of records) which are reasonably incident to the administration of the Trust and which, in the judgment of the Trustee, will be advantageous to the Trust and will assist the Trustee in the performance of his duties under the Trust Agreement;

(14) Abandon and charge off as worthless, in whole or in part, those actions which in the judgment of the Trustee, are in whole or in part uncollectible;

          (15)     Pay taxes and excises lawfully owing by or chargeable against the Trust or property in the possession or control of the Trustee and to take any action necessary or advisable to obtain the prompt determination of any such tax liability;

          (16)     Procure and pay premiums on policies of insurance to protect the Trust, or the Trust Assets, against liability for personal injuries or property damage or against loss or damage by reason of fire, windstorm, collision, theft, embezzlement, breach of fiduciary duty or other hazards against which insurance is normally carried in connection with the activities or on properties such as those with respect to which the Trustee procures such insurance;

          (17)     Allocate items, receipts or disbursements either to corpus or income (or partially to corpus and partially to income) of the Trust as the Trustee, in the exercise of his best judgment and discretion, deems to be proper, without thereby doing violence to clearly established and generally recognized principles of accounting;

          (18)     Deal with any governmental regulatory authority in obtaining such approvals or exemptions as may, in the opinion of the Trustee, be necessary or desirable with respect to the administration of the Trust; and

          (19)     Exercise every power granted to a trustee under the Bankruptcy Code, including the rights and benefits afforded by Sections 108 and 546 of the Bankruptcy Code, which may increase the enumerated powers of the Trustee otherwise granted herein, and engage in any and all other activities, not in violation of any other terms of the Plan and Trust Agreement, which, in the judgment of the Trustee, are necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust in accordance with the provisions of the Trust Agreement, to effectuate the provisions of the Plan, and to perform such other tasks as the Bankruptcy Court may direct.

         9.6.     Payment of Trust Fees and Expenses. The Trustee may establish reserves and accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, into which cash and property may be deposited and checks drawn or withdrawals made to pay or distribute such amounts as permitted or required for fees, expenses and Trust liabilities pursuant to this Plan and the Trust Agreement. Such funds shall not be subject to any claim by any entity except as provided under this Plan. All fees and expenses of the Trust, and its agents and employees incurred in connection with (i) the objection to, and settlement, liquidation and payment of claims and interests against the Debtors; (ii) the liquidation or acquisition of assets; or (iii) administering the Trust and completion of the Plan shall, subject to the review and approval of the Trustee, be paid.

         9.7.     Compensation of Trustee and Persons Employed by the Trust. The Trustee shall be paid in accordance with his customary hourly rate with respect to the administration of the Trust. All compensation paid to the Trustee shall be subject to the review and approval of NAC. All persons or entities employed by the Trustee shall be entitled to compensation from the Trust and such compensation shall be subject to the review and approval of the Trustee. In no event shall any court approval be required for payment of the compensation of the Trustee or his professionals.

         9.8.     Authorization. All Classes of creditors that vote to accept the Plan hereby authorize the Trustee to act on behalf and in place of such creditor to the extent provided herein and in any document and instrument delivered hereunder or in connection herewith and to take such other action as may be incidental thereto, including, without limitation, the exercise of any discretion in connection with any determination or decision required for the administration of this Plan and the granting of any waiver, consent, amendment, suspension, supplementation, extension, renewal or other modification with respect to any and all provisions of this Plan on a conditional or unconditional basis.

         9.9.     Exculpation. The Trustee shall be entitled to rely upon advice and opinions of counsel concerning legal matters, the authenticity of affidavits, letters, telegrams, cablegrams and other methods of communication in general use and usually accepted by businessmen as genuine and what they purport to be, and upon this Plan and any schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper entity. Except for its or their own intentional misconduct, neither the Trustee, nor any of his employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Plan, (b) be under any duty to inquire into or pass upon any matter or to make any inquiry concerning the validity of any representation or warranty of the Debtors or the performance by the Debtors of their obligations or (c) in any event, be liable as such for any action taken or omitted by it or them. Each creditor agrees and acknowledges that the Trustee makes no representations or warranties with respect to the legality, validity, sufficiency or enforceability of this Plan.

         9.10.     Liability of Trustee. No recourse shall ever be had, directly or indirectly, against the Trustee by legal or equitable proceedings or by virtue of any statute or otherwise, or by virtue of any deed of trust, mortgage, pledge or note, or by virtue of any promises, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Trustee for any purposes authorized, it being expressly understood and agreed that all such liabilities, covenants and agreements of the Trustee, whether in writing or otherwise, shall be enforceable only against and be satisfied only by the Trust, and every undertaking, contract, covenant or agreement entered into in writing by the Trustee may provide expressly against the personal liability of the Trustee. The Trustee shall not be liable for any act he may do or admit to do as the Trustee hereunder while acting in good faith. The Trustee shall not be liable in any event except for his own gross negligence or willful fraud or misconduct. The Trustee shall be indemnified and held harmless by the Trust for any and all loss by reason of his acts or contracts for the Trust except for loss arising out of the Trustee's own gross negligence or wilful fraud or misconduct. This provision does not eliminate the Trustee's responsibilities and obligations regarding the filing of federal tax returns and the payment of any taxes that are due.

         9.11.     Books and Records. The Trustee shall keep or cause to be kept books containing a description of all Claims, assets, receipts, disbursements and escrows, which records shall be open to inspection at all reasonable times upon reasonable request of any Class 4 Creditor.

         9.12.     Delegation of Powers. The Trustee shall be entitled to delegate such authority to his employees and agents as he shall reasonably deem necessary to perform his responsibilities under this Plan.

         9.13.     Resignation, Death or Removal. The Trustee or any successor trustee may resign upon (thirty) 30 days written notice. In that event, or in the event of the death of the Trustee or a successor trustee, NAC will appoint a substitute or successor Trustee to perform the duties, functions and obligations and to exercise the rights and authority of the Trustee as described in the Plan. The Trustee may be removed with or without cause at any time as determined by NAC in NAC's sole discretion.

         9.14.     Investment of Funds. All proceeds and other cash (except for amounts which the Trustee determines, in his sole discretion, are needed for immediate payments and distributions) shall be invested and reinvested by the Trust in United States Treasury Bills or in certificates of deposits, demand deposit or interest-bearing accounts of banking institutions acceptable to the Trust or such other investments as shall be prudent and appropriate under the circumstances, in such amounts and upon such terms as a reasonable and prudent fiduciary would select and with a view toward sufficient liquidity to make the distributions contemplated by this Plan. All interest earned on such proceeds and other cash shall be retained by the Trust and distributed in accordance with this Plan.

         9.15.     Reserves. Prior to any distribution of cash or proceeds, the Trustee shall establish adequate reserves for the operation of the Trust and Contested Claims that may become Allowed Claims after the Effective Date.

         9.16.     Interim Distribution. If and when, in the opinion of the Trustee, there is sufficient cash and proceeds to justify an interim distribution to creditors holding Allowed Unsecured Claims, he may make such interim distributions to Holders of such Allowed Claims as he deems appropriate in his sole and absolute discretion; provided that it shall maintain sufficient reserves as required in this Section.

         9.17.     Unclaimed Distributions. Any proceeds or other cash held for the benefit of any Holder of an Allowed Claim, if unclaimed by the distributee within three months after the distribution, shall be redeposited into the fund and made available for other Allowed Claims and Allowed Interests, and all liability and obligations of the Debtors and the Trust to such distributee with respect thereto shall thereupon cease.

         9.18.     Termination. Upon termination of the Trust, the powers and responsibilities of the Trustee and his representa-tives shall terminate.

ARTICLE X

POST CONFIRMATION CORPORATE GOVERNANCE

         10.1.     Amendments to Articles and Bylaws. Holding's Articles of Incorporation and Bylaws will be amended and supplemented, as necessary, to provide for the inclusion of the following requirements:

(1) The decrease in the number of authorized shares as necessary to effect the requirements of the Plan;
(2) Any stock issued shall be in certificated form;
(3) The minimum number of directors on the Board of Directors shall be two (2);
(4) The restrictions set forth in Section 1123 (a)(6) of the Bankruptcy Code as to preferred stock and non-voting equity shall be made a part of the Articles of Incorporation;

          (5)     The entry of the Confirmation Order will be deemed to meet all necessary shareholder approval requirements under any applicable provisions of Delaware law necessary to take the corporate actions set forth in the Plan.

         10.2.     Issuance of Shares. All shares issued are not issued under Section 1145 (a)(1) and are subject to all securities laws and regulations relative to their transferability and their issuance. Such shares that are issued not on account of a claim or interest, will be issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). In this regard, NAC has advised the Debtors that it acknowledges that such shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that such shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations such shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, NAC has represented to Debtors that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

         10.3.     Officers and Directors. The executive officers of the Reorganized Debtors will be Patrick E. Howard, Chief Executive Officer; C. Ronald Baiocchi, President and Chief Operating Officer; and Phillip L. Theodore, Senior Vice President. The initial Directors of the Reorganized Debtors will be Patrick E. Howard and John P. Rochon.

         10.4.     Private Company. Reorganized Holding, upon entry of the Confirmation Order, shall no longer be a registered publicly traded company. Nothing herein restricts any of the Debtors from thereafter seeking to become a registered publicly traded company in accordance with any and all applicable statutory and regulatory requirements.

ARTICLE XI

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

         11.1.     General Assumption of Executory Contracts. The Debtors have previously assumed various Executory Contracts. All Executory Contracts with the Debtors that have not, as of ten (10) days following the Effective Date, been specifically rejected either prior to or in connection with the Confirmation Hearing are assumed as of the Effective Date. The Debtors hereby assume all of the obligations under the settlement agreements with Hewlett-Packard Company, Wausau and any of the OEMs.

         11.2.     Rejection of Executory Contracts. The Debtors have previously rejected various Executory Contracts. The Debtors shall additionally reject as of the Effective Date those Executory Contracts set forth on the list to be filed with the Court within ten (10) days after the Effective Date.

         11.3.     Cure of Defaults. The Reorganized Debtors shall cure all defaults existing under any assumed Executory Contract pursuant to the provisions of Sections 1123(a)(5)(G) and 365(b) of the Code, by paying the amount, if any, determined by the Court required to be paid in order to assume such Executory Contract. Payment of such amounts shall be made by the Reorganized Debtors within ninety (90) days after the Effective Date.

         11.4.     Claims for Damages. Each person who is a party to an Executory Contract rejected pursuant to this Article shall be entitled to file, not later than thirty (30) days after the Confirmation Date, which is the deemed date of such rejection, a proof of claim for damages alleged to arise from the rejection of the Executory Contract to which such person is a party. A copy of such Claim shall be sent to the Reorganized Debtors. The Court shall determine any such objections, unless they are otherwise resolved. All Allowed Claims for rejection damages shall be treated as Class 4 General Unsecured Claims.

ARTICLE XII

PROVISIONS REGARDING
DISTRIBUTIONS AND OBJECTIONS TO CLAIMS

         12.1.     No Distributions Pending Allowance or Estimation of Claims. No payments or distributions shall be made with respect to all or any portion of a Contested Claim unless and until such Claim becomes an Allowed Claim, or Allowed Interest, as determined by Final Order.

         12.2.     Reserve for Certain Distributions. The Reorganized Debtors or Trustee as the case may be, shall reserve funds adequate to properly treat Contested Claims pending the resolution of any objection to such Claim. Such reserve shall not in any way delay any distributions to be made on account of NAC's beneficial interest in the Trust, and such distributions shall be made promptly irrespective of any Contested Claims.

         12.3.     Distributions After Disallowance. In the event that any amounts held in such reserve remain after all objections to Contested Claims have been resolved, the Reorganized Debtors, or the Trustee, as the case may be, shall make distributions of funds held in reserve on account of Claim objections on a Pro Rata basis pursuant to the terms of this Plan.

         12.4.     Treatment of Contingent or Unliquidated Claims. Until such time as a contingent Claim becomes fixed and Allowed, such Claim shall be treated as a Contested Claim for purposes related to voting, allowance, and distributions under this Plan. The Bankruptcy Court upon request by the Debtors or, after the Effective Date, by Reorganized Debtors or the Trustee, as the case may be, shall in a summary proceeding for each such contingent Claim or unliquidated Claim, by estimation determine the allowability of each such contingent or unliquidated Claim.

         12.5.     Form of Payments. Payment to be made by the Reorganized Debtors or the Trust pursuant to this Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank. The Reorganized Debtors or the Trustee, as the case may be, may disregard, and elect to not pay, Allowed Claims whose Pro Rata share of a proposed distribution is less than $100.00. In such case, the Allowed Amount of such Claims shall be reduced to zero and such funds shall be retained as part of the Reorganized Debtors or the Trustee.

ARTICLE XIII

PROVISIONS FOR THE DISCHARGE,
SETTLEMENT, AND ADJUSTMENT OF CLAIMS

         13.1.     Reservation of Claims and Causes of Action. Any and all claims, causes of action, cross claims or counterclaims held or assertable by the Debtors, with the exception of any Claims or Causes of Action which are released in the Plan or the Confirmation Order, including but not limited to: (i) the counterclaims held or assertable by the Debtors, in the OEM Litigation; (ii) the Causes of Action; (iii) environmental liability indemnification claims against Pelikan Holding; (iv) any claim or cause of action against any officers or directors whether or not covered under a directors and officer policy of liability insurance or otherwise; (v) any claim or cause of action arising from any payment made to any person or entity during the pendency of these cases; (vi) the Avoidance Actions; and (vii) any and all claims, causes of action, counterclaims, demands, controversies, against third parties on account of costs, debts, sums of money, accounts, reckonings, bonds, bills, damages, obligations, liabilities, objections, and executions of any nature, type, or description which the Debtors have or may come to have, including, but not limited to, negligence, gross negligence, usury, fraud, deceit, misrepresentation, conspiracy, unconscionability, duress, economic duress, defamation, control, interference with contractual and business relationships, conflicts of interest, misuse of insider information, concealment, disclosure, secrecy, misuse of collateral, wrongful release of collateral, failure to inspect, environmental due diligence, negligent loan processing and administration, wrongful setoff, violations of statutes and regulations of governmental entities, instrumentalities and agencies (both civil and criminal), racketeering activities, securities and antitrust laws violations, tying arrangements, deceptive trade practices, breach or abuse of fiduciary duty, breach of any alleged special relationship, course of conduct or dealing, obligation of fair dealing, obligation of good faith, and obligation of good faith and fair dealing, whether or not in connection with or related to the loan papers and this Plan, at law or in equity, in contract in tort, or otherwise, known or unknown, suspected or unsuspected, are hereby preserved and retained for enforcement by and for the benefit of the Reorganized Debtors or, for enforcement by the Trustee and for the benefit of the Trust, effective as of the Confirmation Date. It is the intent of the Plan Proponents that this reservation of claims, shall be as broad as permitted by applicable law and shall include all claims, whether or not disclosed in the Debtors' schedules, and shall include any claims discussed in the Disclosure Statement.

         13.2.     Representative of Estates. The Trustee is appointed as the representative of the estates pursuant to Section 1123(b)(3) of the Code to pursue the Causes of Action and shall be the only entity authorized to pursue actions to recover preferences, fraudulent conveyances, and all other avoidance actions under Chapter 5 of the Bankruptcy Code. Unless such entity consents, or unless otherwise ordered by the Bankruptcy Court, no other party shall have the right or obligation to pursue any such actions. Any creditor determined to have received a transfer that is voidable pursuant to Sections 544, 547, 548, 549, and/or 550 of the Bankruptcy Code or any other applicable law shall be required to remit to the Trustee the determined amount of the avoided transfer prior to receiving any distribution.

         13.3.     Compromise and Settlement. The Trustee, with the consent of NAC, shall have the right to pursue, compromise or settle any claim or cause of action transferred to the Trust, and the compromise and settlement by the Trustee of any claim or cause of action may be effected without necessity of Bankruptcy Court proceedings under Bankruptcy Rule 9019 or otherwise.

         13.4.     The Chubb Agreement. On January 12, 1999, the Debtors entered into the Chubb Agreement. On January 22, 1999, the Bankruptcy Court entered its Order Granting Debtors' Motion to Approve Compromise and Insurance Coverage and Funding Agreement with Chubb Custom Insurance Company authorizing the Debtor to enter into the Chubb Agreement. Nothing in this Plan or any transaction to occur on or after the Effective Date by virtue of the Confirmation of the Plan is intended to modify the Chubb Agreement and such agreement is hereby ratified by the Debtors. All of the Debtors' rights under the Chubb Agreement and the Compromise Order shall be retained by the Reorganized Debtors.

         13.5.     The Wausau Settlement. Nothing in this Plan shall modify or impair the rights of the Debtors or Wausau under the terms of the Wausau settlement approved by the Bankruptcy Court and the Reorganized Debtors and Wausau shall each have the benefits of, and be bound by the terms of, such settlement from and after the Effective Date.

ARTICLE XIV

EFFECT OF CONFIRMATION, DISCHARGE, RELEASES, AND INJUNCTION

         14.1.     Vesting of Property. Except as otherwise provided in the Plan, Confirmation of the Plan shall vest all of the property of the Debtors in the Reorganized Debtors.

         14.2.     Property Free and Clear. Except as otherwise provided in the Plan, all property dealt with by the Plan shall be free and clear of all claims, liens and interests of any party as of the Confirmation of the Plan. This Plan will evidence the release of any and all Liens or encumbrances against all property dealt with by the Plan, unless such Lien or encumbrance is specifically retained in the Plan.

         14.3.     Legal Binding Effect; Discharge of Claims and Interests. The provisions of this Plan shall: (i) bind all Claimants and Interest holders, whether or not they accept this Plan, and (ii) discharge the Debtors, jointly and severally, from all Claims, claims, debts and liabilities that arose before the Petition Date, and from any Claims, claims, debts and liabilities, including, without limitation, any Claims, claims, debts and liabilities of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, that arose, or has been asserted against, the Debtors, jointly or severally, at any time before the entry of the Confirmation Order or that arises from any pre-Confirmation conduct of the Debtors, jointly or severally, whether or not the Claims, claims, debts and liabilities are known or knowable by the Claimant or Interest holder. In addition, the distributions provided for under this Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims against and Interests in the Debtors or any of its assets or properties, including any Claim or Interest accruing after the Petition Date and prior to the Effective Date, but except as provided in Section 14.06 of the Plan with respect to Debtors' indemnification obligations to Norwest. Nothing in the Disclosure Statement or the Plan modifies, alters or changes in any way whatsoever, or at all, any of the terms and provisions of the Settlement Agreement between HP and International or the Order Approving Settlement Agreement Between Nu-kote International, Inc. and Hewlett-Packard, ordered and entered on December 3, 1999. Neither the Disclosure Statement nor Plan are intended, nor do they, supersede or replace any of the terms of the Settlement Agreement. Should the Disclosure Statement or Joint Plan or any order approving same be inconsistent with the Settlement Agreement in any way whatsoever, the terms of the Settlement Agreement shall control. Nothing in the Disclosure Statement or the Plan modifies, alters or changes in any way whatsoever, or at all, any of the terms and provisions of a settlement agreement between Canon and International to be presented to the Court for approval. Neither the Disclosure Statement nor Plan are intended, nor do they, supersede or replace any of the terms of the settlement agreement to be presented. Should the Disclosure Statement or Plan or any order approving same be inconsistent with the settlement agreement as presented in any way whatsoever, the terms of the settlement agreement shall control.

         14.4.     Release of Claims Against Current Officers and Directors. On the Effective Date, the Debtors will execute a broad and full release of all claims the estates may have against the Current Officers and Directors, NAC and Richmont. Such releases shall be effective on the Effective Date.

         14.5.     Effect on Third Parties. Except as specifically provided in this Article XIV or in the Confirmation Order, nothing contained in the Plan or in the documents to be executed in connection with the Plan shall affect any Creditors' rights as to any third party.

         14.6.     Release and Discharge of Claims and Interests. Except as otherwise provided by the Plan or the Confirmation Order, the consideration distributed under the Plan shall be in complete satisfaction, release and discharge of the Debtors and their assets from all Claims or Interests of any Creditor or holder of an Interest, including Claims or Interests arising prior to the Effective Date. Notwithstanding any of the foregoing, the Debtors shall not be discharged from their indemnification obligations to Norwest provided in Section 9.8 of the Credit and Security Agreement between the Debtors and Norwest dated as of December 14, 1998 (the "Credit and Security Agreement") and any distributions to Norwest shall not release the Debtors from any claims asserted by Norwest in accordance with such rights. Notwithstanding the foregoing, this release and discharge shall not cover any post-petition claims Canon may have against the Debtors. Certain of these claims have been resolved through a settlement agreement. With respect to these claims, neither this release or discharge or the permanent injunction in 14.7 shall affect the rights and obligations of the Debtors which are controlled by the settlement agreement.

         14.7.     Permanent Injunction. Except as otherwise expressly provided in, or permitted under, this Plan, the Confirm-ation Order shall provide, among other things, that all Creditors and persons who have held, hold or may hold Claims or Interests that existed prior to the Effective Date, are permanently enjoined on and after the Effective Date against the: (i) commencement or continuation of any judicial, administrative, or other action or proceeding against the Debtors, Reorganized Debtors, Current Officers and Directors, NAC or the Trust, as the case may be, on account of Claims against or Interests in the Debtors; (ii) enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree, or order against the Debtors, Reorganized Debtors, Current Officers and Directors, NAC or the Trust, or any assets or property of same; or (iii) creation, perfection or enforcement of any encumbrance of any kind against the Debtors, Reorganized Debtors, Current Officers and Directors, NAC or the Trust, as the case may be, arising from a Claim. This provision does not enjoin the prosecution of any claims that arise on or after the Effective Date nor does it enjoin the determination of the Allowed Amount of any Claims that arose prior to the Effective Date by a court of competent jurisdiction. Notwithstanding the above, HP has certain rights and remedies against the Debtors and others under the Settlement Agreement approved by order of the Court entered December 3, 1999, and this injunction shall in no way limit or impair HP's rights or remedies under the Settlement Agreement. Notwithstanding the above, Canon and Epson will have certain rights and remedies against the Debtors and others under settlement agreements to be presented to the Court for approval, and this injunction shall in no way limit or impair their rights or remedies under those settlement agreements. This provision does not enjoin the collection of any tax owing to any governmental entity, including the Internal Revenue Service, to the extent that such tax is created in any manner and over any period of time by the effectuation of the terms of the Plan once confirmed. Further, this provision does not enjoin the collection of any administrative tax claim by the Internal Revenue Service from any source allowed by law.

ARTICLE XV

CONDITIONS PRECEDENT TO CONFIRMATION

         15.1.     Conditions Precedent. The conditions precedent to Confirmation of the Plan are as follows:

          (1)     Allowed Amount of all Administrative Claims shall not exceed $3,000,000.00 with such amount to include any Administrative Claims paid by the Debtors after February 18, 2000 (for purposes of this calculation, Administrative Claims shall not include the quarterly fees paid to the U.S. Trustee);

(2) Resolution of all material Administrative Claims on a basis that does not materially or adversely affect the Reorganized Debtor and is acceptable to NAC.

ARTICLE XVI

RETENTION OF JURISDICTION

         16.1.     Retention of Jurisdiction. The Bankruptcy Court shall retain exclusive jurisdiction over these Cases after Confirmation, notwithstanding Consummation or substantial consummation, for the following purposes:

(1) to consider and effect any modification of this Plan under Section 1127 of the Bankruptcy Code;
(2) to hear and determine all controversies, suits and disputes that arise in connection with the interpretation, implementation, effectuation, consummation or enforcement of this Plan;
(3) to hear and determine all requests for compensation and/or reimbursement of expenses for the period commencing on the Petition Date through the Confirmation Date;

          (4)     to hear and determine all objections to Claims and Interests, and to determine the appropriate classification of any Claim or Interest, and other controversies, suits and disputes that may be pending at or initiated after the Confirmation Date, except as provided in the Confirmation Order;

          (5)     to hear and determine all claims that the Debtors, as debtors in possession qua trustee or their affiliates, the Reorganized Debtors or their affiliates, or the Trust, as the successors and designated representatives of the Debtors and the Estates could assert under the Bankruptcy Code;

(6) to consider and act on such other matters consistent with this Joint Plan as may be provided in the Confirmation Order;
(7) to make such orders as are necessary and appropriate to carry out and implement the provisions of this Plan;
(8) to approve the reasonableness of any payments made or to be made, within the meaning of Section 1129(a)(4) of the Bankruptcy Code;

          (9)     to exercise the jurisdiction granted pursuant to Section 505(a) and (b) of the Bankruptcy Code to determine any and all federal, state, Commonwealth, local and foreign tax liabilities of, and any and all refunds of such taxes paid by the Debtors;

(10) to hear and determine any issues or matters in connection with any property not timely claimed as provided in this Plan;
(11) to hear and determine any controversies with respect to any settlements approved by the Court; and

          (12)     to determine any and all motions, applications, adversary proceedings and contested matters whether pending in the Case as of the Effective Date or brought subsequently by the Reorganized Debtors or the Trust.

         16.2.     No Limitation. Nothing contained in this Article XVI shall be construed so as to limit the rights of Reorganized Debtors or their affiliates or the Trust to commence or prosecute any claim in any court of competent jurisdiction.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

         17.1.     Request for Relief under Section 1129(b). In the event any Impaired Class of Interests shall fail to accept this Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Proponents request the Bankruptcy Court to confirm this Plan in accordance with the provisions of Section 1129(b) of the Bankruptcy Code.

         17.2.     Modification. This Plan shall not be modified except upon the agreement of all Plan Proponents.

         17.3.     Headings. All heading utilized in this Plan for convenience and reference only, and shall not constitute a part of this Plan for any other purpose.

         17.4.     Securities-Related Claims Based on Common Stock. All Interests or Claims asserted based upon or related to ownership of Holding Common Stock or the common stock of any of the Debtors, or Claims relating to damages attributable to or arising from any purchase or sale thereof, shall be disallowed and canceled upon the Effective Date.

         17.5.     Due Authorization. Each and every Claimant and Interest holder who elects to participate in the distributions provided for herein warrants that such Claimant or Interest holder is authorized to accept, in consideration of such Claim against or Interest in the Debtors, the distributions provided for in this Plan and that there are not outstanding commitments, agreements, or understandings, expressed or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by such Claimant or Interest holder under this Plan.

         17.6.     Authorization of Corporate Action. All matters and actions provided for under this Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors, Reorganized Debtors, or their affiliates shall be deemed to have occurred and be effective as provided herein, and shall be deemed to be authorized and approved in all respects without any requirement for further action by the stockholders or directors of the Debtors. Specifically, all amendments to the certificate of incorporation and By-laws of the Debtors pursuant to this Joint Plan and all other corporate action on behalf of the Debtors or their affiliates, Reorganized Debtors or their affiliates, as may be necessary to put into effect or carry out the terms and intent of this Plan and the orders and decrees of the Bankruptcy Court entered in the Case, may be effected, exercised and taken without further action by the directors or stockholders of the Debtors, as applicable, with like effect as if effected, exercised and taken by unanimous action of the directors and stockholders of the Debtors, as applicable, as contemplated by Section 303 of the Delaware General Corporation Law or any similar law.

         17.7.     Further Assurances and Authorizations. The Debtors or their affiliates, Reorganized Debtors or their affiliates or the Trust, if and to the extent necessary, shall seek such orders, judgments, injunctions, and rulings that may be required to carry out further the intentions and purposes, and to give full effect to the provisions, of this Plan. All terms and provisions of this Plan shall be construed in favor of the Plan Proponents.

         17.8.     Additional Acts or Actions. The Plan Proponents may, but shall not be obligated to, take any action or commit any act that any of them determine to be necessary to facilitate the consummation, implementation, effectuation and execution of this Plan. No act committed or action taken by Richmont or NAC under this Plan, or the status of NAC as a beneficiary of the Trust shall be used, construed, or deemed to create any liability of Richmont or NAC or to hold Richmont or NAC to be participating in management or the governance, management or operations of the Debtors or the Reorganized Debtors, or to be acting as a "responsible person" or "owner or operator", or person that did "participate in management", or a person in "control" with respect to the governance, management or operation of the Debtors' estates or their businesses (as such terms, or any similar terms, are used in the Bankruptcy Code, or the Internal Revenue Code, Comprehensive Environmental Response, Compensation and Liability Act, each as may be amended from time to time, or any other federal or state statute, at law, in equity, or otherwise) by virtue of the interests, rights, and remedies granted to or conferred upon Richmont under this Plan. Richmont and NAC shall be entitled to the fullest protection afforded under such statutes and laws and shall incur no liability under such statutes or laws as a result of this Plan and the negotiation, consummation and effectuation of same per the terms hereof.

         17.9.     Agreements between the Plan Proponents. This Joint Plan contemplates and provides for certain accommodations and compromises between the Plan Proponents. If this Joint Plan is not Confirmed the Joint Plan shall not bind the Plan Proponents to the accommodations and compromises contained in this Joint Plan.

         17.10.     Applicable Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without reference to the laws of other jurisdictions.

         17.11.     Privileged Communications; Work Product. For purposes of any proprietary, confidential or privileged information or communication, including attorney-client privileged communications, and documents that would otherwise constitute attorney work product, the Reorganized Debtors shall succeed to the interest of the Debtors and the Estates, to the extent provided by applicable law.

         17.12.     No Interest. Except as expressly stated in this Plan, or allowed by the Court, no interest, penalty or late charge is to be Allowed on any Claim subsequent to the Filing Date.

         17.13.     No Attorneys' Fees. No attorneys' fees will be paid with respect to any Claim, other than Claims of professionals employed by the Debtors or the Committees, except as specified herein or as allowed by a prior order of the Court.

         17.14.     Post-Confirmation Actions. After Confirmation, the Reorganized Debtors may, with the approval of the Court, and so long as it does not materially or adversely affect the interest of Creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the Order of Confirmation, in such manner as may be necessary to carry out the purposes and effect of the Plan.

         17.15.     Setoff. Except as specifically provided in the Plan, no Creditor shall retain any contractual or statutory right to set off any asset in which the Debtors or Reorganized Debtor has an interest in satisfaction of that Creditor's pre-petition Claim. Any right to set off a claim against an asset of Debtors or Reorganized Debtor which is not specifically retained is waived. Notwithstanding the foregoing, Canon, Epson, Wausau and Pelikan Holding shall retain the right to assert any setoff or recoupment right they may have to the extent available under the Bankruptcy Code, applicable law or contract.

         17.16.     Notice of Default. In the event of any alleged default under the Plan, any Creditor or party-in-interest must give a written default notice to the Reorganized Debtors or Trustee, as the case may be, with copies to counsel of record for the Reorganized Debtors and such Trustee, as applicable, specifying the nature of the default. Upon receipt of the default notice, the Reorganized Debtor or the Trustee, as appropriate, shall have ten (10) days to cure such default from the time of receipt of the default notice. If such default has not been cured within the applicable time period, the default may be brought to the attention of the Court or any other court of competent jurisdiction.

         17.17.     Notices. All notices, requests, elections or demands in connection with the Plan shall be in writing and shall be deemed to have been given when received or, if mailed, five (5) days after the date of mailing provided such writing shall have been sent by registered or certified mail, postage prepaid, return receipt requested.

         17.18.     Payment Dates. Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the next Business day, except as may be provided in negotiable instruments requiring such payments.

         17.19.     Termination of the Committees. On the Effective Date, the Committees shall cease to exist and have no further status as parties in interest except for purposes of prosecuting any applications for Fee Claims and of participating in any appeal of the Confirmation Order, in which events such committees shall cease to exist immediately after the resolution of such matters.

         17.20.     Consummation. For all purposes, Consummation (and substantial consummation of this Plan) shall occur the instant upon which the stock of Holding is transferred to NAC and the payments required to be made on the Effective Date are made; Consummation shall occur on or promptly following the Effective Date.

DATED: September 8, 2000.
THE DEBTORS: HANCE, SCARBOROUGH, WRIGHT
By:	Frank J. Wright ______________________________________ Frank J. Wright C. Ashley Ellis
2900 Renaissance Tower 1201 Elm Street Dallas, Texas 75270-2101 (214) 742-2900 - Telephone (214) 748-6815 - Facsimile
and
HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
By:	Craig V. Gabbert, Jr. ______________________________________ Craig V. Gabbert, Jr. Barbara D. Holmes

1800 First American Center
315 Deaderick Street
Nashville, Tennessee 37238
(615) 256-0500 - Telephone
(615) 251-1059 - Facsimile

ATTORNEYS FOR NU-KOTE HOLDING, INC.;
NU-KOTE IMPERIAL, LTD.; NU-KOTE
INTERNATIONAL, INC.; NU-KOTE IMAGING
INTERNATIONAL, INC.; INTERNATIONAL
COMMUNICATION MATERIALS, INC.;
FUTURE GRAPHICS, INC.; AND NU-KOTE
LATIN AMERICA, INC.

NU-KOTE ACQUISITION CORPORATION: CREEL, SUSSMAN & MOORE
By:	L.E. Creel, III. ______________________________________ L. E. Creel, III
ATTORNEYS FOR NU-KOTE ACQUISITION CORPORATION
THE COMMITTEES GREENEBAUM DOLL & MCDONALD PLC 3300 National City Tower 101 South Fifth Street Louisville, Kentucky 40202 Tel: (502) 587-3656
By:	John W. Ames ______________________________________ John W. Ames
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR NU-KOTE INTERNATIONAL, INC.
POYNER & SPRUILL, LLP 100 N. Tryon Street, Suite 4000 Charlotte, NC 28202-4010 Tel: (704) 342-5250
By:	Judy Thompson ______________________________________ Judy Thompson
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR INTERNATIONAL COMMUNICATION MATERIALS, INC.
KURLBAUM STOLL SEAMAN & MUSTOE, P.C. 1100 Main Street, Suite 2001 Kansas City, MO 64105 Tel: (816) 221-5444
By:	Thomas G. Stoll ______________________________________ Thomas G. Stoll
and
BOWEN RILEY WARNOCK & JACOBSON, PLC 1906 West End Avenue Nashville, TN 37219
By:	John C. Rochford ______________________________________ John C. Rochford
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR FUTURE GRAPHICS, INC.